Exhibit 5.1

São Paulo, June 11th, 2019.

LINX S.A.

Avenida Doutora Ruth Cardoso, No. 7221,

Cj. 701, Bl. A, sala 1, Edifício Birmann 21, CEP: 05425-902, São Paulo - SP

Re: Linx S.A.

Ladies and Gentlemen,

1.                                      We are acting as Brazilian counsel to Linx S.A (“Company”) in connection with the offering by the Company and certain selling shareholders of the Company’s common shares in the form of American depositary shares (“ADSs”), under the registration statement, as amended, on Form F-1, provided to us and as filed by the Company with the United States Securities and Exchange Commission (the “Registration Statement”), pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

2.                                      We have not undertaken any investigation of the laws of any jurisdiction outside the Federative Republic of Brazil (“Brazil”) and this opinion is given solely in respect of Brazilian law as effective on the date hereof, and not in respect of any other law. In particular, we have made no independent investigation of the laws of the State of New York and do not express or imply any opinion on such laws.

3.                                      In giving this opinion, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of natural persons, and the authenticity of all documents we have examined, the conformity with the originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. In addition, we have assumed the due authorization, execution and delivery of the agreements by each of the parties thereto (other than the Company), the performance of which is within the capacity and powers of each of them (other than the Company). We have relied, as to factual matters, on the documents we have examined, including, without limitation, the representations, warranties, covenants and certificates of officers of the Company contained in or delivered to the Agents and to the Brazilian Underwriters in connection with the agreements, and we have not carried out an independent investigation in respect of such factual matters.

4.                                      Based on the above assumptions and subject to the qualifications set out below, we are of the opinion that:

a)                                    the Company is a corporation duly organized, validly existing and in good standing under the laws of Brazil; and

b)                                    the common shares underlying the ADSs evidenced by the ADRs when issued, delivered and paid for in the manner described in and pursuant to the prospectus of the Company and the Registration Statement on Form F-1 will be duly authorized and will be duly and validly issued, fully-paid and non-assessable.

5.                                      We consent to (i) the filing of this opinion as an exhibit to the Registration Statement, and (ii) the use of the name of our firm in the Registration Statement, under the caption “Validity of Securities.” In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

6.                                      This letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein, as specified above, of any developments or circumstances of any kind, including any change of law or fact that may occur after the date of this letter, even if any such development, circumstance or change may affect our legal analysis, legal conclusions, or any other matters set forth in or relating to this letter.

7.                                      This opinion will be governed by and construed in accordance with the laws of Brazil as in effect on the date hereof.

Very truly yours,

/s/ Pinheiro Neto Advogados

BY	PINHEIRO NETO ADVOGADOS